Exhibit 10.1

Execution Version

AGREEMENT
This Agreement is made as of March 17, 2015 (this “Agreement”) between LoJack Corporation, a Massachusetts corporation (the “Company”) and each of the parties listed on Exhibit A hereto (collectively, “Engine Group” and together with the Company, the “Parties”). Certain capitalized terms used in this Agreement have the meanings ascribed to them in Section 6(b) below.
WHEREAS, Engine Group beneficially owns 700,036 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), as of the date of this Agreement (the “Engine Group Share Amount”); and
WHEREAS, the Company has reached an agreement with Engine Group with respect to certain matters related to the composition of the Company’s Board of Directors (the “Board”) and certain other matters, as provided in this Agreement.
NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:
Section 1.Board Matters; Covenants.
(a)Board Matters.
(i)The Company agrees that the Board and all applicable committees of the Board shall take all necessary actions to immediately: (i) increase the size of the board by one directorship and appoint Alan L. Bazaar (the “New Director”) to the Board as an additional director with a term expiring at the Company’s 2015 annual meeting of shareholders (the “2015 Annual Meeting”), or until his earlier death, resignation, disqualification or removal; (ii) appoint the New Director to the Nominating/Corporate Governance Committee of the Board; and (iii) nominate the New Director for election to the Board at the 2015 Annual Meeting. The Company shall recommend that the Company’s shareholders vote in favor of the election of the New Director at the 2015 Annual Meeting and the Company shall use reasonable best efforts to solicit proxies for all director nominees.
(ii)The Company and Engine Group agree that the Nominating/Corporate Governance Committee of the Board will jointly conduct with Engine Group a search process to identify as promptly as reasonably practicable an additional director mutually agreeable to the Company and Engine Group who shall be independent of both the Company and Engine Group (the “Additional Independent Director”) to join the Board. When such person is identified and agrees to serve, the Board will promptly increase the size of the Board to create an additional vacancy and appoint such Additional Independent Director to serve as a director. The Company will also include such Additional Independent Director on the slate of nominees recommended by the Board for a full term in the Company’s proxy statement and on its proxy card relating to the 2015 Annual Meeting, subject to that individual providing to the Company all information regarding that individual required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission (the “SEC”) and as required of any nominee by the Company’s bylaws.

(iii)The Board shall not re-nominate Robert J. Murray for election as director on the Board at the 2015 Annual Meeting.
(b)Information. Prior to the execution of this Agreement, the New Director has completed and submitted to the Company a director and officer questionnaire and an independence questionnaire (in the same forms as completed by other members of the Board). As a condition to the New Director’s (i) appointment to the Board, (ii) continuing service as a member of the Board and (iii) any subsequent nomination for election as a director of the Company at any subsequent annual meeting, the New Director will provide, fully and completely, any information the Company reasonably requires, including information the Company requires to be disclosed in a proxy statement or other filing under applicable law, stock exchange rules or listing standards, information in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal obligations, to the extent, in each case, consistent with the information required by the Company in accordance with past practice with respect to other members of the Board.

Section 2.Policies. Engine Group and the New Director understand that, in connection with the New Director’s election to the Board, the Company may require the New Director to agree in writing, during the term of any service as a director of the Company, to (a) comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to members of the Board, including, without limitation, the Company’s code of conduct, insider trading policy, Regulation FD policy, related party transactions policy, stock ownership policy and corporate governance guidelines, in each case as amended from time to time; and (b) keep confidential and not publicly disclose discussions and matters considered in meetings of the Board and its committees, unless previously disclosed publicly by the Company.

Section 3.Shareholder Relations. The Company will review its investor relations program with an objective of improving its outreach efforts to shareholders.

Section 4.Cost Reductions. The Company agrees that the Board will retain a consultant to assist the Board in reviewing the Company’s cost structure with an objective to identify cost reduction opportunities.

Section 5.Voting. Notwithstanding anything in this Agreement to the contrary, until the expiration of the Standstill Period, Engine Group will cause all shares of Common Stock with respect to which it has any voting authority, whether owned of record or beneficially owned, as of the record date for any annual or special meeting of shareholders or in connection with any solicitation of shareholder action by written consent (each a “Shareholders Meeting”) within the Standstill Period, in each case that are entitled to vote at any such Shareholders Meeting, to be present for quorum purposes and to be voted at all such Shareholders Meetings or at any adjournments or postponements thereof in favor of (i) the election of directors nominated by the Board and (ii) otherwise in accordance with the Board’s recommendation on any precatory or non-binding proposals and any non-Sale Transaction-related proposals (“Other Proposals”), unless, solely with respect to Other Proposals, Institutional Shareholder Services Inc. recommends otherwise with respect to any such other proposal.

Section 6.Standstill.
(a)Engine Group agrees that, from the date of this Agreement until the expiration of the Standstill Period, neither it nor any of its Affiliates or Associates will, and it will cause each of its Affiliates and Associates not to, directly or indirectly, in any manner, acting alone or in concert with others:
(i)engage in, directly or indirectly, any “solicitation” (as defined in Rule 14a-l of Regulation 14A) of proxies (or written consents) or otherwise become a “participant in a solicitation” (as such term is defined in Instruction 3 of Schedule 14A of Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) in opposition to the recommendation or proposal of the Board, or recommend or request or induce or attempt to induce any other person to take any such actions, or seek to advise, encourage or influence any other person with respect to the voting of the Common Stock (including any withholding from voting or any solicitation of consents that improperly seeks to call a special meeting of shareholders) or grant a proxy with respect to the voting of the Common Stock or other voting securities to any person other than to the Board or persons appointed as proxies by the Board;
(ii)form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Stock (other than a “group” that includes all or some of the persons identified on Exhibit A, but does not include any other entities or persons not identified on Exhibit A as of the date hereof); provided, however, that nothing herein shall limit the ability of an Affiliate of Engine Group to join the “group” following the execution of this Agreement, so long as any such Affiliate agrees to be bound by the terms and conditions of this Agreement through the execution of a joinder to this Agreement;
(iii)deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of any Common Stock, other than any such voting trust, arrangement or agreement solely among the members of Engine Group and otherwise in accordance with this Agreement;
(iv)seek, or encourage any person, to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company or seek, encourage or take any other action with respect to the election or removal of any directors;
(v)(A) make any proposal for consideration by shareholders at any annual or special meeting of shareholders of the Company, (B) make any offer or proposal (with or without conditions) with respect to any merger, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company, or encourage, initiate or support any other third party in any such related activity or (C) make any public communication in opposition to any Company acquisition or disposition activity approved by the Board;
(vi)seek, alone or in concert with others, representation on the Board, except as specifically contemplated in this Agreement;
(vii)vote for any Director or Directors for election to the Board, other than those nominated or supported by the Board;
(viii)except as specifically provided in Section 1 of this Agreement, seek to place a representative or other Affiliate, Associate or Director on the Board or seek the removal of any member of the Board, a change in the size, structure or composition of the Board or a change in executive officers of the Company, other than through non-public communications with the Company that would not reasonably be expected to trigger public disclosure obligations for any Party;
(ix)seek to advise, encourage, support or influence any person with respect to the voting or disposition of any securities of the Company at any annual or special meeting of shareholders (other than such encouragement, support or influence that is consistent with the Company’s management or the Board’s recommendation in connection with such matter);
(x)seek to call, or to request the call of, a special meeting of the Company’s shareholders, or make a request for a list of the Company’s shareholders or for any books and records of the Company;
(xi)seek, propose, or make any statement with respect to, or solicit, negotiate with, or provide any information to any person with respect to, a merger, consolidation, acquisition of control or other business combination, tender or exchange offer, purchase, sale or transfer of assets or securities, dissolution, liquidation, reorganization, change in capital structure, recapitalization, dividend, share repurchase or similar transaction involving the Company, its subsidiaries or its business, whether or not any such transaction involves a change of control of the Company (any of the transactions or events described in this subsection (xi), a “Sale Transaction”);
(xii)acquire, announce an intention to acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, beneficial ownership of any Common Stock of the Company representing in the aggregate (among Engine Group and its Affiliates and Associates) in excess of 9.9% of the Company’s then outstanding Common Stock (other than securities issued or purchased by the Company pursuant to a stock split, stock dividend, stock repurchase or similar corporate action initiated by the Company with respect to any Common Stock beneficially owned by Engine Group on the date of this Agreement);
(xiii)other than through open market broker sale transactions where the identity of the purchaser is unknown, sell, offer or agree to sell directly or indirectly, through swap or hedging transactions or otherwise, any security of the Company or any right decoupled from such underlying security held by Engine Group to any Third Party that would knowingly result in such Third Party, together with its Affiliates, owning, controlling or otherwise having any beneficial or other ownership interest in the aggregate of 5% or more of the shares of Common Stock outstanding at such time or would increase the beneficial or other ownership interest of any Third Party who, together with its Affiliates, has a beneficial or other ownership interest in the aggregate of 5% or more of the shares of Common Stock outstanding at such time, except in each case either (A) in a transaction approved by the Board or (B) to a Third Party who is entitled, and following such transaction continues to be entitled, to file statements on Schedule 13G pursuant to Rule 13d-1(b) or Rule 13d-1(c) of the General Rules and Regulations under the Exchange Act;
(xiv)make any request or submit any proposal to amend the terms of this Agreement other than through non-public communications with the Company that would not reasonably be expected to trigger public disclosure obligations for any Party; or
(xv)enter into any agreement, arrangement or understanding with a third party concerning any of the foregoing (other than this Agreement) or encourage or solicit any person to undertake any of the foregoing activities;

provided, that, notwithstanding anything in this Section 6(a), it is understood and agreed that this Agreement shall not be deemed to prohibit (x) the New Director from engaging in any lawful act in his capacity as a director of the Company that is either expressly approved by the Board or required in order to comply with his fiduciary duties as a director of the Company or (y) solely with respect to any Sale Transaction that has been approved by a majority of the Board and has been announced by the Company, Engine Group from making public statements, engaging in discussions with other shareholders, soliciting proxies or voting any shares or proxies in connection with such Sale Transaction.
(b)As used in this Agreement:
(i)the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act;
(ii)the terms “beneficial owner” and “beneficial ownership” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act;

(iii)the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature;
(iv)the term “Standstill Period” shall mean the period commencing on the date of this Agreement and ending on the earlier to occur of (i) 30 days prior to the advance notice deadline for the submission of director nominations for the Company’s 2016 annual meeting of shareholders pursuant to the Company’s bylaws and (ii) the date that is ninety (90) days prior to the first anniversary of the 2015 Annual Meeting; and
(v)the term “Third Party” means any person not party to this Agreement.

Section 7.Representations and Warranties of the Company. The Company represents and warrants to Engine Group that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles and (c) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding, or arrangement to which the Company is a party or by which it is bound.

Section 8.Representations and Warranties of Engine Group. Engine Group represents and warrants to the Company that (a) the authorized signatories of Engine Group set forth on the signature page hereto have the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind it thereto, (b) this Agreement has been duly authorized, executed and delivered by Engine Group, and is a valid and binding obligation of Engine Group, enforceable against Engine Group in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of Engine Group as currently in effect, (d) the execution, delivery and performance of this Agreement by Engine Group does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to Engine Group, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound, (e) the New Director has no agreements, arrangements or understandings (whether compensatory or otherwise) with any member of Engine Group or their affiliates and (f) as of the date of this Agreement, (i) Engine Group is deemed to beneficially own in the aggregate 700,036 shares of Common Stock and (ii) Engine Group does not currently have, and does not currently have any right to acquire, any interest in any other securities of the Company (or any rights, options or other securities convertible into or exercisable or exchangeable

(whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities) or any obligations measured by the price or value of any securities of the Company or any of its Affiliates, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of Common Stock, whether or not any of the foregoing would give rise to beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), and whether or not to be settled by delivery of Common Stock, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement.

Section 9.Mutual Non-Disparagement. Subject to applicable law, each of the Parties covenants and agrees that, during the Standstill Period, or if earlier, until such time as the other Party or any of its agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors shall have breached this Section 9, neither it nor any of its respective agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors, shall in any way publicly disparage, call into disrepute, or otherwise defame or slander the other Parties or such other Parties’ subsidiaries, affiliates, successors, assigns, officers (including any current officer of a Party or a Parties’ subsidiaries who no longer serves in such capacity following the execution of this Agreement), directors (including any current director of a Party or a Parties’ subsidiaries who no longer serves in such capacity following the execution of this Agreement), employees, shareholders, agents, attorneys or representatives, or any of their products or services, in any manner that would damage the business or reputation of such other Parties, their products or services or their subsidiaries, affiliates, successors, assigns, officers (or former officers), directors (or former directors), employees, shareholders, agents, attorneys or representatives.

Section 10.Public Announcements. Neither the Company nor Engine Group shall issue any press release or public announcement regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other Party except as required by law. Promptly following the execution of this Agreement, the Company will file a press release disclosing the entry into this Agreement in the form attached hereto as Exhibit B. No Party or any of its Affiliates shall make any public statement (including, without limitation, in any filing required under the Exchange Act) concerning the subject matter of this Agreement inconsistent with such press release or any related Current Report on Form 8-K.

Section 11.Expiration of Standstill Period. Upon the expiration of the Standstill Period in accordance with Section 6, this Agreement immediately and automatically terminates in its entirety and no Party has any further right or obligation under this Agreement; provided, that: (i) the New Director shall continue to comply with Company policies that by their terms continue to apply to former directors of the Company (e.g., confidentiality obligations and trading policies); and (ii) no party is released from any breach of this Agreement that occurred before its termination.

Section 12.Expenses. The Company shall reimburse Engine Group for its reasonable, documented out-of-pocket fees and expenses (including legal expenses) incurred in connection with the matters related to the 2015 Annual Meeting and execution of this Agreement, provided that such reimbursement shall not exceed $15,000 in the aggregate.

Section 13.Specific Performance. Each of Engine Group, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party hereto may occur in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that such injury would not be adequately compensable in monetary damages. It is accordingly agreed that Engine Group, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive or other equitable relief to prevent any violation of, the terms hereof, and the other party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available.

Section 14.Notice. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile or email (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

To the Company:
LoJack Corporation
40 Pequot Way
Canton, MA 02021
Fax No.: (781) 302-2806
E-mail: joxholm-uribe@lojack.com
Attention: José M. Oxholm, General Counsel
with a copy to (which shall not constitute notice):
Goodwin Procter LLP
53 State Street
Boston, MA 02109
Fax No.: (617) 649-1436
E-mail: lhaddad@goodwinprocter.com; jjohnson@goodwinprocter.com
Attention: Lisa R. Haddad; Joseph L. Johnson III
To Engine Group:
Engine Capital, L.P.
c/o Engine Capital Management, LLC
1370 Broadway, 5th Floor
New York, New York 10018
Attention: Arnaud Ajdler
Telephone: (212) 321-0048
with a copy to (which shall not constitute notice):
OLSHAN FROME WOLOSKY LLP
Park Avenue Tower
65 East 55th Street
New York, NY 10022
Fax No.: 212.451.2222
E-mail: swolosky@olshanlaw.com
Attention: Steve Wolosky

Section 15.Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts without reference to the conflict of laws principles thereof. Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in any state court within the Commonwealth of Massachusetts (or, if such court declines to accept jurisdiction over a particular matter, any state or federal court within the Commonwealth of Massachusetts). Each of the Parties hereto hereby irrevocably submits, with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable legal requirements, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 16.Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries. This Agreement constitutes the entire understanding of the Parties hereto with respect to its subject matter and supersedes all prior agreements with respect to the subject matter hereof. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than as set forth in the preceding sentence. No modifications of this Agreement can be made except in writing signed by an authorized representative of each of the Company and Engine Group, except that the signature of an authorized representative of the Company will not be required to permit an Affiliate of Engine Group to agree to be listed on Exhibit A and be bound by the terms and conditions of this Agreement. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns. No party shall assign this Agreement or any rights or obligations hereunder without, with respect to any member of Engine Group, the prior written consent of the Company, and with respect to the Company, the prior written consent of Engine Group. This Agreement is solely for the benefit of the Parties hereto and is not enforceable by any other persons.

Section 17.Non-reliance. Each Party has read the Agreement carefully, knows and understands the contents of this Agreement, and has made such investigation of the facts pertaining to the settlement and this Agreement and of all matters pertaining to this Agreement as such person deems necessary or desirable. Each Party received prior independent legal advice from legal counsel of such person’s choice with respect to the advisability of making the settlement provided for in this Agreement and with respect to the advisability of executing this Agreement.

Section 18.Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The Parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

Section 19.Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile).

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have duly executed and delivered this Agreement as of the date first above written.
LOJACK CORPORATION
By: /s/ Randy L. Ortiz
Name: Randy L. Ortiz
Title: President and CEO

ENGINE CAPITAL, L.P.

By: Engine Investments, LLC,
General Partner

By: /s/ Arnaud Ajdler
Name: Arnaud Ajdler
Title: Managing Member

ENGINE JET CAPITAL, L.P.

By: Engine Investments, LLC,
General Partner

By: /s/ Arnaud Ajdler
Name: Arnaud Ajdler
Title: Managing Member

P ENGINE LTD.

By: Engine Capital Management, LLC,
Investment Manager

By: /s/ Arnaud Ajdler
Name: Arnaud Ajdler
Title: Managing Member

ENGINE CAPITAL MANAGEMENT, LLC

By: /s/ Arnaud Ajdler
Name: Arnaud Ajdler
Title: Managing Member

ENGINE INVESTMENTS, LLC

By: /s/ Arnaud Ajdler
Name: Arnaud Ajdler
Title: Managing Member

/s/ Arnaud Ajdler
Arnaud Ajdler

Exhibit A

Engine Capital, L.P.
Engine Jet Capital, L.P.
P Engine Ltd.
Engine Capital Management, LLC
Engine Investments, LLC
Arnaud Ajdler